Exhibit 8.2

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM

January __, 2015

Journal Communications, Inc. 333 West State Street Milwaukee, WI 53203

Ladies and Gentlemen:
We have acted as counsel to Journal Communications, Inc. in connection with the transactions pursuant to the Master Transaction Agreement (the “Master Transaction Agreement”), dated as of July 30, 2014, by and among The E. W. Scripps Company, an Ohio corporation (“Scripps”), Scripps Media, Inc., a Delaware corporation and wholly owned subsidiary of Scripps (“SMI”), Desk Spinco, Inc., a Wisconsin corporation and wholly owned subsidiary of SMI (“Scripps Spinco”), Desk NP Operating, LLC, a Wisconsin limited liability company and wholly owned subsidiary of SMI (“SNOC”), Desk BC Merger, LLC, a Wisconsin limited liability company and wholly owned subsidiary of Scripps (“Scripps Broadcast Merger LLC”), Journal Communications, Inc., a Wisconsin corporation (“Journal”), Boat Spinco, Inc., a Wisconsin corporation and wholly owned subsidiary of Journal (“Journal Spinco”), Boat NP Newco, Inc., a Wisconsin corporation now known as Journal Media Group, Inc. (“Journal Media Group”), Desk NP Merger Co., a Wisconsin corporation and wholly owned subsidiary of Newco (“Scripps Newspaper Merger Sub”) and Boat NP Merger Co., a Wisconsin corporation and wholly owned subsidiary of Newco (“Journal Newspaper Merger Sub”).
At your request, and in connection with this opinion delivered in connection with the filing with the Securities and Exchange Commission of the registration statement of Scripps on Form S-4 (the “Scripps Registration Statement”), which includes the joint proxy statement/prospectus of Scripps and Journal, we are rendering our opinion concerning certain U.S. federal income tax matters. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Master Transaction Agreement.
In connection with this opinion, and with the consent of Journal, Scripps, and Journal Media Group, we are relying upon (without any independent investigation or review thereof other than such investigations and reviews as we have deemed necessary to fulfill our professional

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

responsibilities as counsel) the truth and accuracy, at all relevant times, of the factual statements, representations, and warranties contained in the following documents:

(a)	The Master Transaction Agreement.

(a)	The Scripps Registration Statement.

(b)
The registration statement of Journal Media Group on Form S-1/S-4 filed with the Securities and Exchange Commission (the “JMG Registration Statement”), which includes the prospectus of Journal Media Group.

(c)	The representations made to us by Journal in its representation letter dated January __, 2015.

(d)	The representations made to us by Scripps in its representation letter dated January __, 2015.

(e)	The representations made to us by Journal Media Group in its representation letter dated January __, 2015.

(f)
Such other instruments and documents relating to the organization and operation of Journal, Scripps, Journal Media Group, and to the consummation of the Transactions (including the Journal Newspaper Contribution, the Journal Newspaper Distribution, the Broadcast Merger, and the Journal Newspaper Merger), as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Transactions will be consummated in the manner contemplated by the Scripps Registration Statement and JMG Registration Statement and in accordance with the provisions of the Master Transaction Agreement, without the waiver of any conditions to any party’s obligation to effect the Transactions, (ii) that documents submitted to us as original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Journal Newspaper Contribution) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (v) that the covenants set forth in the Master Transaction Agreement will be complied with.
Furthermore, we have assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person making a representation has represented that such person or a related party is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement to take action, there is in fact no plan, intention, understanding, or agreement, and such action will not be taken.

Based upon the foregoing, we hereby state that the material U.S. federal income tax consequences set forth in the discussion in the Scripps Registration Statement under the headings “Material U.S. Federal Income Tax Consequences of the Transactions – Journal Newspaper Contribution and Journal Newspaper Spin-Off,” “Material U.S. Federal Income Tax Consequences of the Transactions – Journal Newspaper Merger,” and “Material U.S. Federal Income Tax Consequences of the Transactions – Broadcast Merger,” subject to the assumptions and qualifications set forth therein and herein, constitute our opinion.
Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Transactions or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the federal income tax laws or the application or interpretation thereof.
We are furnishing this opinion solely in connection with the filing of the Scripps Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Scripps Registration Statement and the references to this opinion in the Scripps Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,